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                                                                   EXHIBIT 99.1

Martin K. Bech
Vice President and General Counsel
(337) 367-8291

FOR IMMEDIATE RELEASE
Wednesday, October 6, 2004


         UNIFAB INTERNATIONAL, INC. ANNOUNCES GOING PRIVATE TRANSACTION

New Iberia, LA - (Market Wire) - October 6, 2004 -- UNIFAB International, Inc. (UNIFAB)(OTC: UFAB.PK) announced today that Midland Fabricators and Process Systems, LLC, the owner of 90.1% of the outstanding shares of UNIFAB's common stock, intends to take UNIFAB private pursuant to the Louisiana short form merger law. Since the Louisiana statute permits the holder of a 90% interest in a Louisiana corporation to use this type of merger to cash out other shareholders, the transaction requires no action on the part of UNIFAB's board of directors or shareholders. Midland will pay $.20 per share to all other UNIFAB shareholders. As part of the merger transaction, shareholders who are not willing to accept the merger price will have the right to exercise their dissenters rights under Louisiana law.

William A. Hines, the chief executive officer of Midland, stated, "Now that UNIFAB stock is thinly traded on the over-the-counter market, we believe the costs of being a public entity outweigh the benefits of being public, particularly considering the enhanced costs associated with compliance with the Sarbanes-Oxley Act."

Midland has filed a Schedule 13E-3 with the Securities and Exchange Commission describing the terms of the proposed transaction. UNIFAB expects Midland to mail a copy of the Schedule 13E-3 to all UNIFAB shareholders in the coming weeks and to consummate the merger twenty days after the Schedule is mailed.

UNIFAB International, Inc. is a custom fabricator of topside facilities, equipment modules and other structures used in the development and production of oil and gas reserves. In addition, the Company designs and manufactures specialized process systems and refurbishes and retrofits existing jackets and decks.